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                                                       Exhibit (4)-1
                                                       Unicom Corporation
                                                       Form 8-K File No. 1-11375

                         AMENDMENT TO RIGHTS AGREEMENT

          Amendment (this "Amendment"), dated as of September 22, 1999, to the Rights Agreement, dated as of February 2, 1998 (the "Rights Agreement"), between Unicom Corporation, an Illinois corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent"). Each capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the Rights Agreement.

          WHEREAS, the Company, PECO Energy Company ("Parent"), and Newholdco Corporation, a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Newco"), have proposed to enter into an Agreement and Plan of Exchange and Merger (the "Merger Agreement") pursuant to which, among other things, the Company will merge with and into Newco (the "Merger") and each outstanding share of common stock of the Company will be converted into the right to receive shares of common stock of Newco, subject to the terms and conditions of the Merger Agreement;

          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement;

          WHEREAS, the Company deems the following amendments to the Rights Agreement to be necessary and desirable and in the best interests of the holders of Rights; and

          WHEREAS, Section 27 of the Rights Agreement permits the Company and the Rights Agent from time to time to supplement and amend the Rights Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

     1. Section 1 of the Rights Agreement is hereby amended by adding a new Section (n) as follows:

          (n) "Merger Agreement" means the Agreement and Plan of Exchange and Merger, dated as of September 22, 1999, including any amendment or supplement thereto, among PECO Energy Company ("Parent"), Newholdco Corporation, a Pennsylvania corporation ("Newco") and the Company.

     2. Section 1 of the Rights Agreement is hereby supplemented by adding the following new paragraph at the end thereof:

          "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of Parent, Newco, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Stock Acquisition Date, a Section 11 (a) (ii) Event, a Section 13
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     Event or a Triggering Event shall be deemed to occur or to have occurred, in each such case, by reason of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement including the Transactions (as defined in the Merger Agreement)."

     3. Section 7(a) of the Rights Agreement is hereby amended by deleting clauses (i), (ii) and (iii) in their entirety and replacing such clauses as follows:

          (i) the Close of Business on February 2, 2008 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in
     Section 23, (iii) the time at which such Rights are exchanged pursuant to
     Section 24, and (iv) immediately prior to the Merger Effective Time (as defined in the Merger Agreement) (the earliest of (i), (ii), (iii), and
     (iv) being herein referred to as the "Expiration Date").

     4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

     5. This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     6. This Amendment shall be deemed to be a contract under the laws of the State of Illinois and for all purposes shall be governed by and construed in accordance with laws of the State of Illinois applicable to contracts made and to be entirely performed entirely within such State.

     7. Exhibit B to the Rights Agreement shall be deemed to be amended in a manner consistent with this Amendment.


                           [Signature page follows]

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          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives executed this Amendment as of the day and year first above written.

                              UNICOM CORPORATION.



                              By /s/ John C. Bukovski
                                 -------------------------------
                                 Name:  John C. Bukovski
                                 Title: Senior Vice President



                              FIRST CHICAGO TRUST COMPANY OF
                              NEW YORK



                              By /s/ Joanne Gorostiola
                                 -------------------------------
                                 Name:  Joanne Gorostiola
                                 Title: Assistant Vice President

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